Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
October 27, 2016

Thank you, Bill, good morning!

TrinityRail’s operating performance for the third quarter was in line with our expectations while facing growing challenges from weak market dynamics in the North American rail industry. The Rail Group delivered 6,595 railcars during the quarter and achieved a 14.4% operating margin primarily as a result of improved productivity and efficiencies following major product line changeovers in the previous quarter. The Leasing Group continued to expand the lease fleet adding 2,230 railcars to our wholly-owned portfolio, including approximately 1,900 new built railcars. Weak railcar loadings, a large overhang of idle North American railcars, and excess railcar industry manufacturing capacity continued to negatively impact new railcar orders and pressure lease rates.

During the third quarter, the Rail Group received orders for 1,260 railcars from industrial shippers and railroads. The orders represented a diverse mix of railcars serving a broad range of industries. Current railcar order inquiries are weak - consistent with the last few quarters. It is too early to indicate a market turnaround or bottom, but demand conditions seem to have stabilized at current low levels. It is unlikely that a railcar market recovery will occur until railcar loadings demonstrate consistent improvement and the overhang of surplus railcars is reduced.

Our order backlog at the end of the third quarter was approximately 34,870 railcars, valued at $3.7 billion.     Current railcar industry fundamentals have led to customer requests for delivery deferrals in specific markets. In certain cases, we have provided accommodating solutions, receiving consideration in return. Open production slots from order deferrals can present opportunities to offer customers in other markets available delivery slots to meet their current needs. However, deferrals have impacted our planned production schedule to some degree for 2017. At the end of the 3rd quarter, both 2017 and 2018 each account for approximately 30% of our backlog with the remainder scheduled in future years. The production schedule for the 4th quarter 2016 is fully reflected in the backlog.

The Rail Group has responded well to very challenging production schedules. During the third quarter, the Rail Group delivered 6,595 railcars, a 9% increase from the second quarter with an improvement in our operating margin to 14.4%. As expected, our operating and financial performance improved quarter-over-quarter as the product mix within our production plan stabilized following a major product mix conversion the preceding quarter. Our unit deliveries are expected to increase sequentially to approximately 7,200 railcars in the 4th quarter as we deliver the remainder of the railcars in our backlog scheduled for 2016. However, our projected operating margins for the 4th quarter 2016 and 1st half 2017 are expected to be negatively impacted by weak prices on orders received in 2016 and costs associated with aligning our manufacturing footprint to a lower level of deliveries anticipated in 2017.

For 2016, we are maintaining our approximately 27,000 annual railcar delivery guidance. Our sales team is focused on securing orders for 2017 production that maximize production continuity and enhance productivity. At this time, however, we expect a significant decrease in production as we move into 2017. Based on our current backlog and the level of order inquiries, we expect first-half 2017 deliveries to be approximately 7,000 to 8,000 railcars. If order levels improve, we have the ability to increase our production rate to meet demand.

As indicated on our last call, we have worked with our frac sand customers to defer deliveries of small cubed covered hoppers in our backlog to later dates. Our backlog of small cubed covered hoppers to serve the frac sand market is approximately 8,000 railcars. Our 2017 production plan includes approximately 850 railcars for frac sand service. We have recently confirmed delivery of these orders with those customers. Beyond 2017, the remaining railcars for frac sand service in our backlog include approximately 3,700 railcars in 2018 and the remainder spread evenly between 2019 and 2021. We continue to monitor this market very closely.

The significant scale and diversification of our lease fleet provides a base of earnings and cash flow when manufacturing profits are declining. During the third quarter, we added 2,230 railcars to our wholly-owned portfolio, including a small portfolio acquisition in the secondary market, bringing our total owned and managed leased railcar fleet to approximately 102,000 railcars. The railcar leasing backlog was $1.0 billion at the end of the quarter.

Sales of leased railcars from our wholly-owned portfolio to institutional investors through our RIV platform are an important component of our long term leasing strategy. We continue to balance and evaluate the economic returns generated by selling leased railcars to our RIV platform versus maintaining the leased railcars in our wholly owned portfolio in the current market. At this time, our expectation is that we will not complete a sale in the fourth quarter from our owned fleet. Keeping these railcars in our lease portfolio provides valuable earnings, cash flow and solid returns.

Profit from operations for the Leasing Group was relatively stable year-over-year. On a sequential basis, however, third quarter profit from operations improved on lower revenues primarily as a result of lower operating expenses. Lease fleet utilization for our wholly and partially-owned portfolio improved sequentially to 97.1% at the end of the third quarter. We continue to focus on maintaining high fleet utilization and keeping lease renewal terms comparatively short as we anticipate the opportunity to reprice assets in a more favorable future market environment. The effect of the overhang of existing railcars in the marketplace and weak railcar loadings continues to place pressure on renewals and lease rates.

In summary, TrinityRail is well prepared to execute in the current market environment. We remain focused on aligning manufacturing capacity with market demand, employing disciplined cost-control measures, and maintaining lease fleet utilization. I am confident we can effectively adapt to rapidly changing market conditions due to our operating and financial flexibility and leading market position. The investments we have made in our facilities, manufacturing processes, fleet maintenance capabilities and lease fleet position us toward elevating TrinityRail’s performance throughout the entire business cycle.

I will now turn it over to James for his remarks.